EXHIBIT 10.72

April 12, 2005

Mr. Ed Bernica

Chief Financial Officer

ACT Teleconferencing, Inc.

1526 Cole Boulevard, Suite 300

Golden, CO 80401

RE: ACT Teleconferencing, Inc., et al

Dear Ed:

ACT Teleconferencing (“ACT”) has notified Silicon Valley Bank (“SVB”) of events of default under the Loan and Security Agreement dated November 12, 2004 for failure to comply with the Minimum Tangible Net Worth financial covenant and failure to deliver the required financial statements and compliance certificates for January and February, 2005. SVB is willing to consider forbearing from exercising its rights and remedies under the Loan Agreement subject to the following revised terms and conditions. The purpose of this letter is to facilitate discussion and it is not to be construed to be a commitment or agreement on the part of SVB to provide the forbearance. Additionally, this proposal letter is only attended to address terms of the facility that we are considering modifying. All other terms and conditions of the Loan and Security Agreement will remain unchanged subject to approval by the Silicon Valley Bank credit committee.

Borrowers:	ACT Teleconferencing, Inc., ACT Teleconferencing Services, Inc., ACT Videoconferencing, Inc., ACT Proximity, Inc., and ACT Research, Inc.

Forbearance Period:	To June 30, 2005.

Revolving Credit Facility:	$3,500,000 (“Maximum Credit Limit”) – no change.

Term Loans:	Eliminate the $1,000,000 term loan commitments.

Interest:	Increase the Interest Rate from Prime Rate + 1.50% to Prime Rate + 2.50%.

Forbearance fee:	$5,000.00.

Financial Covenants:	Minimum Cash Income of $1.00 with a first measurement date of April 30, 2005. Cash Income/(Loss) defined as Net Income/(Loss) plus Depreciation/Amortization plus other non-cash charges less principal debt service (principal only) and less unfinanced Capital Expenditures. This covenant will be measured beginning with the April 30, 2005 month-to-date results. For May, the covenant measurement will include April and May results. For June, the covenant measurement will include April, May and June results.

Equity/Sale of Company Raise:	At 30 day reviews beginning April 29, 2005, ACT must demonstrate progress in obtaining refinancing, raising equity or selling the company. SVB will determine compliance with this requirement in its reasonable discretion.

Financial reporting:	(1) Monthly financial statements to be received no later than 25 days following the end of each month. (2) Cash budgets to be received on a weekly basis.

Other:	(1) Receipt of a Deposit Account Control Agreement from Vectra Bank by April 22, 2005. (2) SVB collateral audit to be conducted before May 15, 2005.

Again, this letter is not a commitment or agreement to enter into the forbearance. The terms and conditions outlined above are subject to approval by SVB’s credit committee. We look forward to discussing these terms with you.

Sincerely,

SILICON VALLEY BANK

Kevin L. Grossman Vice President	S. Reneé Hudnall Vice President

ACKNOWLEDGED AND AGREED TO:

ACT Teleconferencing, Inc., et al

By: /s/ Edward J. Bernica

Title:    CFO

Date:   4/15/05